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SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JULY 27, 2005
(TO PROSPECTUS DATED JUNE 27, 2005)

                                  $31,968,000

                                INDYMAC MBS, INC.
                                  DEPOSITOR

                           [INDYMAC BANK, F.S.B. LOGO]
                           SELLER AND MASTER SERVICER

                   INDYMAC INDX MORTGAGE LOAN TRUST 2005-AR15
                                     ISSUER

                             ----------------------

    This Supplement updates the prospectus supplement dated July 27, 2005 that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2005-AR15, Mortgage Pass-Through Certificates, Series 2005-AR15 (the "Certificates"), as described below.

    Subject to the terms and conditions set forth in the underwriting agreement between the depositor and UBS Securities LLC, the depositor has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase, the outstanding Class Certificate Balance of each class of Certificates set forth in the table below.

                                  CLASS CERTIFICATE                PASS-THROUGH
       DESIGNATION                     BALANCE                         RATE
        Class B-1                    $13,833,000                     Variable
        Class B-2                    $10,451,000                     Variable
        Class B-3                    $ 7,684,000                     Variable

    Proceeds to the depositor from the sale of these Certificates (the "Underwritten Certificates") are expected to be approximately 98.33476% of the aggregate Class Certificate Balance of the Underwritten Certificates, plus accrued interest before deducting expenses payable by the depositor. The Underwritten Certificates will be purchased by UBS Securities LLC on or about July 29, 2005.

    Distribution of the Underwritten Certificates will be made by UBS Securities LLC from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. UBS Securities LLC may effect such transactions by selling the Underwritten Certificates to or through dealers and such dealers may receive from UBS Securities LLC, for which they act as agent, compensation in the form of underwriting discounts, concessions or commissions. UBS Securities LLC and any dealers that participate with UBS Securities LLC in the distribution of the Underwritten Certificates may be deemed to be underwriters, and any discounts, commissions or concessions received by them, and any profits on resale of the Underwritten Certificates purchased by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

    The depositor has been advised by UBS Securities LLC that it intends to make a market in the Underwritten Certificates but UBS Securities LLC has no obligation to do so. There can be no assurance that a secondary market for the Underwritten Certificates will develop or, if it does develop, that it will continue or that it will provide certificateholders with a sufficient level of liquidity of investment.

    The depositor has agreed to indemnify UBS Securities LLC against, or make contributions to UBS Securities LLC with respect to, liabilities customarily indemnified against, including liabilities under the Securities Act of 1933, as amended.

    This Supplement also updates the "Summary -- ERISA Considerations" and "ERISA Considerations" sections on page S-6 and pages S-54 through S-56, respectively, in the prospectus supplement, to reflect the fact that the Underwritten Certificates are being purchased by a person to whom the Exemption has been granted, and therefore the Underwritten Certificates may be transferred to Plans under the same conditions as offered certificates that qualify for the Exemption.

                             --------------------------

    This Supplement does not contain complete information about the Underwritten Certificates. Additional information is contained in the prospectus supplement dated July 27, 2005 prepared in connection with the issuance of the offered certificates and in the prospectus of the depositor dated June 27, 2005. You are urged to read this Supplement, the prospectus supplement, and the prospectus in full.

                              UBS INVESTMENT BANK

                  The date of this Supplement is July 28, 2005